FOR IMMEDIATE RELEASE	Chuck Grothaus – ADC Public Relations 952.917.0306 chuck.grothaus@adc.com

Mark Borman – ADC Investor Relations 952.917.0590 mark.borman@adc.com

Jay Brown – Crown Castle Treasurer
713.570.3000
ir@crowncastle.com

ADC Acquires OpenCell to Broaden Wireless Offerings

Investment in Intellectual Property Enhances ADC’s Leadership Position in Distributed Antenna
Systems for Wireless Carriers Worldwide

MINNEAPOLIS – May 9, 2005 - ADC (NASDAQ: ADCT; www.adc.com) announced the acquisition of OpenCell, Corp., a manufacturer of digital fiber-fed Distributed Antenna Systems (DAS) and shared multi-access radio frequency (RF) network equipment and a subsidiary of Crown Castle International Corp. (NYSE:CCI). The acquisition allows ADC to incorporate OpenCell’s technology into ADC’s existing Digivance® wireless solutions, which are used by wireless carriers to extend network coverage and accommodate ever-growing capacity demands.

“We believe OpenCell’s technology, combined with our existing Digivance radio-over-fiber solution, positions ADC’s wireless offering well into the future and furthers the development of our platform for international wireless providers as well,” said Robert E. Switz, president and CEO of ADC. “This technology accelerates the development of our next-generation Digivance offering, which should enable us to implement key functionality improvements almost immediately to better meet our customers’ needs worldwide.”

OpenCell (www.opencellcorp.com), based in Nashua, NH, was founded in 2000. It employs approximately 32 people, including seasoned engineers with wireless expertise. OpenCell’s digital product family enables the independent operation of multiple frequency-bands and multiple protocols across a single access network. OpenCell has been dedicated to innovation with multiple patents covering its ClearControl fully digital product line and distributed RF technologies.

OpenCell has commercially deployed its products with several customers including three of the largest wireless operators in the U.S.

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“OpenCell is excited to join ADC and help them continue to lead the advancement of next-generation, digital fiber-optic distributed antenna systems for wireless operators,” said David J. Porte, CEO of OpenCell. “With ADC’s strong financial position, solid intellectual property, and global reach of sales into more than 150 countries, our employees will have the resources, distribution and support to make our combined products the best available solutions for wireless carriers worldwide.”

ADC acquired OpenCell for $7.25 million in cash along with certain defined liabilities. Before acquired intangibles amortization, ADC expects the acquisition in fiscal 2005 to be around $0.00 dilutive prior to the reverse stock split on May 10, 2005 and around $0.01-$0.02 dilutive after a one-for-seven-reverse stock split on May 10, and accretive to earnings per share starting in fiscal 2006.

ADC’s wireless offerings help service providers deliver consistent, reliable wireless service in high-demand and hard-to-reach locations. Wireless carriers rely on ADC’s Digivance RF transport products to expand and reinforce the wireless network, boosting network performance without adding cell sites. Digivance functions as the distributed antenna system, allowing wireless operators to enhance their networks by cost-effectively extending coverage and distributing capacity where it is needed, including areas that are often difficult to serve. More information about ADC’s Digivance RF solutions can be found at www.adc.com/productsandservices/productsolutions/wireless/

In addition to Wireless coverage and capacity equipment, ADC provides a broad range of professional services to help wireless operators increase the capacity of their networks, more effectively manage their assets and maximize their network infrastructure. More information on ADC’s Professional Services capabilities can be found at www.adc.com/productsandservices/professionalservices/.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 150 countries. Learn more about ADC at www.adc.com.

About Crown Castle
Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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Cautionary Statement under the Private Securities Litigation Reform Act of 1995

All forward-looking statements contained herein, particularly those pertaining to ADC’s expectations or future operating results, reflect management’s current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers and enterprise customers; the overall demand for ADC’s products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC’s industry or generally within the economy; the impact of actions we may take such as acquisitions and divestitures; ADC’s ability to effectively integrate the KRONE acquisition or other acquisitions with ADC’s historic operations; ADC’s ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights; the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; the availability and cost of raw components; changes in exchange rates as an increasing portion of our sales since the KRONE acquisition come from outside the United States; possible consolidation among our customers, competitors or vendors; and other risks and uncertainties, including those identified in the section captioned Risk Factors in Exhibit 99 of ADC’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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